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                                                                       EXHIBIT 5

September 15, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

    I am counsel for Washington National Corporation, a Delaware corporation (the "Corporation"), with respect to the proposed issuance and sale of 50,000 shares of authorized and unissued Common Stock, $5.00 par value ("Common Stock"), of the Corporation under the Corporation's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan"). In this connection, I have assisted in the preparation of the Registration Statement on Form S-3 executed September 15, 1995 and filed with the Securities and Exchange Commission with respect to the proposed issuance and sale of the Common Stock under the Plan ("Registration Statement"). I am familiar with the proceedings and related documents whereby the Executive Committee of the Board of Directors of the Corporation adopted certain resolutions authorizing the issuance and sale of the Common Stock, and I have examined such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

    On the basis thereof, I am of the opinion that, assuming the Registration Statement is then effective and the Common Stock is issued in accordance with the terms and provisions of the Plan and with the applicable resolutions adopted by the Board of Directors of the Corporation, the Common Stock will be legally issued, fully paid and nonassessable.

    I hereby consent to the use of this opinion as an exhibit to said Registration Statement of the Corporation to be filed with the Securities and Exchange Commission under the Securities Act of 1933.

Sincerely,
/S/ THOMAS PONTARELLI

Thomas Pontarelli
TP/sr